 SUPPLEMENT DATED APRIL 3, 2009 TO THE PROSPECTUS DATED MAY 1, 2008 OF SELIGMAN
  ASSET ALLOCATION SERIES, INC. (THE "SERIES"), ON BEHALF OF ITS SELIGMAN ASSET
   ALLOCATION AGGRESSIVE GROWTH FUND, SELIGMAN ASSET ALLOCATION BALANCED FUND, SELIGMAN ASSET ALLOCATION GROWTH FUND AND SELIGMAN ASSET ALLOCATION MODERATE
                      GROWTH FUND (EACH A "SELIGMAN FUND")

At a Special Meeting of Shareholders scheduled to be held on June 2, 2009, shareholders who owned shares of a Seligman Fund on April 3, 2009 will vote on the merger of that Seligman Fund into a RiverSource Fund as shown below:

                        PROPOSED TO BE MERGED INTO THE RIVERSOURCE FUND NAMED
SELIGMAN FUND:          BELOW (TOGETHER, THE "RIVERSOURCE FUNDS"):
--------------          --------------------------------------------------------
Seligman Asset          RiverSource Portfolio Builder Total Equity Fund, a fund
Allocation Aggressive   that seeks to provide the highest level of total return
Growth Fund             that is consistent with an acceptable level of risk.

Seligman Asset          RiverSource Portfolio Builder Moderate Aggressive Fund,
Allocation Balanced     a fund that seeks to provide the highest level of total
Fund                    return that is consistent with an acceptable level of
                        risk.

Seligman Asset          RiverSource Portfolio Builder Total Equity Fund, a fund
Allocation Growth       that seeks to provide the highest level of total return
Fund                    that is consistent with an acceptable level of risk.

Seligman Asset          RiverSource Portfolio Builder Aggressive Fund, a fund
Allocation Moderate     that seeks to provide the highest level of total return
Growth Fund             that is consistent with an acceptable level of risk.

For more information about the RiverSource Funds, please call 1-888-791-3380 for a prospectus.